EXHIBIT 4.1
No. 2009 — __
THIS NOTE AND THE SHARES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW. THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS NOTE NOR ANY SHARES ISSUABLE ON CONVERSION HEREOF MAY BE TRANSFERRED, SOLD OR OFFERED FOR SALE, IN WHOLE OR IN PART, UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE SECURITIES ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW, (2) SUCH TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT AND PURSUANT TO QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW OR EXEMPTION THEREFROM, OR (3) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID TRANSFER, SALE OR OFFER.
GENELINK, INC.
Convertible Note Due February 26, 2014
February 26, 2009
FOR VALUE RECEIVED, GeneLink, Inc., a Pennsylvania corporation (the “Company”) with its principal place of business at 317 Wekiva Springs Road, #200, Longwood, FL 32779, hereby promises to pay to                     , with its principal place of business at                      (“Holder”) the amount of                      Dollars ($                    ) (the “Principal Sum”), together with interest as hereinafter provided and payable at the times and in the manner hereinafter provided.
1.	Notes. This Note is one of a series of notes (the “Notes”) of like tenor in the aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000.00), all of which shall be ranked pari passu with one another.

2.	Interest. Interest will accrue on the unpaid balance of the Principal Sum until paid at the rate of eight percent (8%) per annum from the date hereof through February 26, 2011 and at the rate of ten percent (10%) per annum thereafter, compounded annually. All interest shall be calculated on the basis of a 365-day year for the actual number of days the Principal Sum or any part thereof remains unpaid.

3.	Payment Amount and Due Date. The Principal Sum and accrued and unpaid interest shall be payable in full on February 26, 2014, unless the Principal Sum and unpaid interest has been earlier converted pursuant to Section 5 below. Payment shall be made at the address designated by Holder in writing to Company, and shall be in lawful money of the United States of America.

4.	Prepayment. No portion of the Principal Sum or interest thereon shall be pre-payable by the Company without the prior written consent of Holder.

5.	Conversion.
5.1	Except as set forth in Section 5.4 below, this Note shall not be convertible into shares of the common stock of the Company, par value $.01 per share (“Common Stock”), prior to the earlier of (a) August 26, 2009 or (b) such time as the shareholders of the Company authorize an amendment (the “Proposed Amendment”) to the Articles of Incorporation (which Proposed Amendment is then adopted and filed with the Secretary of the Commonwealth of Pennsylvania) of the Company (“Articles”) increasing the duly authorized capital stock of the Company to an amount of shares so that there is a sufficient number of authorized and unissued shares of Common Stock to issue shares of Common Stock to each holder of the Notes upon full conversion of all Notes, and exercise of all warrants issued in connection with the making of the Notes (the “Warrants”), but in no event less than 175,000,000 shares of Common Stock (the “Initial Conversion Date”).

5.2	At any time on or after the Initial Conversion Date and prior to the repayment of this Note, Holder shall, acting in its sole discretion, be entitled to convert any portion or all of the Principal Sum and unpaid interest accrued under this Note into shares of Common Stock of the Company (the “Conversion Shares”) at a price per share of $0.10 (the “Conversion Price”). In the event of any partial conversion of this Note, upon Holder’s surrender of this Note or any subsequent note issued hereunder, the Company shall issue a replacement note with identical terms, reflecting the remaining outstanding balance on this Note.

5.3	If at any time on or after the Initial Conversion Date the closing price of the Common Stock of the Company on the Nasdaq OTC Bulletin Board or on any exchange on which the Common Stock of the Company is listed equals or exceeds $0.50 per share (the “Trigger Price”) for thirty (30) consecutive trading days (the “Conversion Event”), then the Company shall provide Holder with a written notice stating the that the requirements for automatic conversion under this Section 5.3 have been met, whereupon on the fifth (5th) business day following Holder’s receipt of such notice, all of the Principal Sum and unpaid interest accrued under this Note (accruing through but not after the occurrence of the Conversion Event) shall automatically convert into shares of Common Stock of the Company at the Conversion Price.

5.4	Notwithstanding anything in this Note to the contrary, at the option of the Holder, any portion or all of the Principal Sum and unpaid interest accrued under this Note may be converted into Common Stock of the Company at the Conversion Price upon the occurrence of a Change in Control Event, whether occurring before or after the Initial Conversion Date. For purposes of this Agreement, a “Change in Control Event” shall occur upon (a) the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of

1934, as amended (the “Exchange Act”)) of shares of the Company’s Common Stock being acquired by any Person (as used in Sections 13 or 14 of the Exchange Act), who thereby becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the issued and outstanding shares of the Company’s Common Stock; (b) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of the Company, whether or not the Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization ; or (c) the approval by the shareholders of the Company of (i) the sale or other disposition of all or substantially all of the assets of the Corporation or (ii) a complete liquidation or dissolution of the Company.
5.5	Notwithstanding anything in this Note to the contrary, except in connection with a Change in Control Event pursuant to which holders of the Common Stock have the right to receive, or may elect to receive, a cash payment in exchange for shares of Common Stock, Holder shall only be entitled to convert such portion of the Principal Sum and unpaid interest accrued under this Note that would result in Holder and its affiliates owning no more than 9.9% of the then outstanding number of shares of Common Stock of the Company, and Holder shall not be entitled to convert at such time any remaining balance of this Note without the prior consent of the Company. Nothing herein shall restrict a subsequent conversion of any portion of this Note not then converted at a time when such conversion shall be in conformance with this provision.
6.	Default.
6.1	The Principal Sum plus all accrued and unpaid interest shall immediately become due and payable at the option of Holder without demand for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which the Company hereby expressly waives, if any of the following occur (each a “Default”), provided that solely with respect to a Default pursuant to Section 6.1.9 and provided that the Company has exerted good faith efforts in diligently recommending and pursuing the approval of the Proposed Amendment, Holder may not exercise its rights under this Section 6.1 for a period of three (3) months following the occurrence of such default:
6.1.1	The Company fails to pay to Holder the Principal Sum and accrued and unpaid interest when due as provided in this Note and such failure continues for a period of five (5) days;

6.1.2	The Company voluntarily makes an assignment for the benefit of creditors, or a trustee or receiver of the Company is appointed;

6.1.3	(i) Any proceeding involving the Company is voluntarily commenced by the Company under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, whereupon such Default shall be deemed to exist immediately upon commencement without any cure period or (ii) a proceeding of such nature is involuntarily instituted against the Company, and the Company by any action indicates its approval of, or consent to or acquiescence in, the proceeding, or the proceeding remains undismissed for sixty (60) days;

6.1.4	The failure of the Company to comply with any covenant contained in this Note, the Warrant to purchase shares of Common Stock issued to Holder, dated as of the date hereof (the “Warrant”), or the Subscription Agreement between the Holder and the Company, dated as of the date hereof (collectively the “Subscription Documents”), and the continued failure for a period of thirty (30) days after the Company received written notice alleging such failure, provided that notwithstanding any provision herein, any breach of Section 8.2.2 or that such default shall be deemed an immediate Default without any cure period;

6.1.5	In the event that any representation or warranty made in the Subscription Documents was untrue or misleading in any material respect when made;

6.1.6	The Company fails to issue Common Stock issuable to Holder upon Holder’s valid conversion of this Note;

6.1.7	Any default by the Company with respect to another indebtedness other than ordinary course trade debt if the effect of such default is to cause or permit the acceleration of such indebtedness and such indebtedness is in excess of $250,000;

6.1.8	The entry of a final non-appealable judgment against the Company in an amount in excess of $250,000 if judgment is not discharged within thirty (30) days of the entry thereof;

6.1.9	The Company failing to (i) recommend the Proposed Amendment to the Company’s shareholders, or (ii) obtain Shareholder approval of the Proposed Amendment and file the Proposed Amendment with the Secretary of the Commonwealth of Pennsylvania on or before August 26, 2009;

6.1.10	(i) The issuance by the Company of Common Stock or securities convertible into or rights to purchase, Common Stock, or (ii) the making of any change to any such securities that are outstanding, which would, directly or indirectly, reduce the number of authorized shares of Common

Stock reserved or available for issuance upon conversion of this Note or exercise of the Warrant.

6.1.11	The waiver, termination, or modification of agreements restricting the individuals whose names are set forth on Schedule A hereto from exercising or converting, as the case may be, any options, warrants, or convertible securities held by such individuals with respect to the Common Stock (“Convertible Securities”) in a manner which could result in there being less than an adequate number of authorized shares of Common Stock available for issuance upon full conversion of the Notes or full exercise of the Warrants (“Lockup Agreements”).
6.2	Upon the occurrence and during the continuance of a Default, the Holder shall then, or at any time thereafter, have all of the rights and remedies afforded under all other applicable law. All such rights and remedies are cumulative and none is exclusive. In the event that the Holder or any subsequent holder of this Note shall, in connection with the occurrence of a Default, exercise or endeavor to exercise any of its remedies under this Note, the Company shall pay on demand all reasonable costs and expenses incurred in connection therewith including, without limitation, reasonable attorneys’ fees, and the Holder may seek judgment for all such amounts in addition to all other sums due hereunder. The Company hereby agrees not to take any action to obstruct, impede, or infringe upon the Holder’s enforcement of its rights, benefits, and remedies under this Note and to cooperate fully with any and all actions taken by the Holder pursuant to this Note or in the exercise of any rights granted to the Holder thereunder or under applicable law.

6.3	The failure of Holder to assert any right contained in this Note or any delay in asserting any such right, shall not be deemed a waiver of such right.

6.4	Upon the occurrence of a Default and until such Default is cured, the Principal Sum and all accrued and unpaid interest thereon shall accrue interest at a rate of interest equal to (a) the interest rate in effect immediately prior to such Default, plus (b) five percent (5%) per annum.

6.5	The Company shall provide written notice to Holder promptly upon the Company’s becoming aware of the occurrence of a Default, regardless of whether such default continues.
7.	Securities Matters.
7.1	By accepting this Note, Holder acknowledges that Holder has been advised by the Company that neither this Note nor any Common Stock which may be issued pursuant hereto have been registered under the Securities Act, that the Note is being issued and the Common Stock may be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon representations made by Holder. Holder acknowledges that Holder has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

7.2	Unless registered pursuant to the provisions of the Securities Act, the certificate(s) evidencing any Common Stock issued upon any conversion under Section 6 of this Note shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”
8.	Company Representations and Covenants.
8.1	The Company represents and warrants to Holder that:
8.1.1	The Company is a corporation incorporated and validly existing under the laws of the Commonwealth of Pennsylvania;

8.1.2	Upon the adoption and filing of the Proposed Amendment, there will be 15,000,000 shares of Common Stock reserved for issuance upon conversion of the Notes, plus a sufficient number of additional shares to allow for conversion of all accrued interest on the Notes in accordance with their terms, and that the Company shall maintain such reservation at all time the Notes are outstanding;

8.1.3	The Company covenants that notwithstanding and without limitation of any provision herein, the Company has reserved pursuant to a valid resolution of the Company’s board of directors which remains in full force and effect, and shall at all times maintain reservation of 14,741,314 shares of Common Stock for immediate issuance as follows: (i) first, pro rata, to the holders of the Notes for issuance upon conversion of the Notes, resulting in shares of Common Stock initially being reserved for issuance upon conversion of this Note, which number is subject to increase for any accrued interest and subject to reduction (pro rata based upon the amount of principal and interest outstanding on all Notes) if the sum of the aggregate principal amount and accrued interest on all outstanding Notes exceeds $1,474,131.40); (ii) next, in the event any Notes are repaid and there remain any authorized and unissued shares of Common Stock, for issuance upon conversion of the remaining outstanding Notes; (iii) next, in the event the Notes are repaid and there remain any authorized and unissued shares of Common Stock, for issuance pro rata upon exercise of the Warrants. The Company has released any and all other reservations of the Company’s Common Stock for issuance in connection with any other transaction other than with respect to 4,236,661 options and warrants that are currently outstanding and not subject to lockup agreements;

8.1.4	The Company is party to the Lockup Agreements which are enforceable against the parties thereto in accordance with their terms;

8.1.5	This Note has been duly authorized by the Company;

8.1.6	This Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium, and similar laws generally affecting enforcement of creditors’ rights; and

8.1.7	This Note and the performance of the Company’s obligations hereunder does not conflict with any agreement, applicable law, order of any governmental authority, judgment, or other contract to which the Company is a party or by which the Company or its assets are bound.
8.2	The Company covenants and agrees that from and after the date of this Note:
8.2.1	It shall maintain its status as a reporting Company in compliance with the Exchange Act and shall timely make all filings required under the Exchange Act;

8.2.2	It shall not, without the prior approval of Holder: (a) enter into any transactions with affiliates of any officer or director other than on terms not more favorable to such party than they would have been granted to a non-affiliated party, (b) create, incur or cause to exist any lien, encumbrance or security interest of any kind on its assets, except for a lien on purchase money equipment or machinery financing, or (c) create, incur or assume any indebtedness for money borrowed other than (i) this Note, (ii) ordinary course trade debt and accounts payable, or (iii) indebtedness expressly subordinated to this Note;

8.2.3	Until such time as the Proposed Amendment is approved, it shall not, without the prior approval of Holder: (a) make any amendments to its Articles of Incorporation other than the Proposed Amendment, or (b) issue any shares of Common Stock or securities convertible into shares of Common Stock, except in connection with the exercise of outstanding options or warrants or in connection with the issuance of the Conversion Shares;

8.2.4	The Company shall, at all times after the adoption and filing of the Proposed Amendment, reserve 15,000,000 shares for issuance on conversion of the Notes, plus a sufficient number of additional shares to allow for conversion of all accrued interest on the Notes in accordance with their terms, and covenants that, subject to the passage of the Proposed Amendment, the Company shall at all times, ensure that the Company reserves a sufficient number of shares of Common Stock for issuance upon conversion of the Notes and exercise of the Warrants at the conversion or exercise prices, as the case may be, then in effect, and shall, immediately upon approval of the Proposed Amendment, reserve such shares of Common Stock. The Company shall reserve sufficient additional shares of Common Stock if any adjustment pursuant to Section 9 hereof increases the number of shares issuable upon conversion of the Notes or exercise of the Warrants and ensure that the Company’s right to convert is senior to that of other holders of the Company’s Convertible Securities; and

8.2.5	No additional Notes will be issued after May 31, 2009.
9.	Adjustments to Conversion Price and Trigger Price. The Conversion Price and the Trigger Price are subject to adjustment from time to time upon the occurrence of the events specified in this Section 9.
9.1	Adjustments for Stock Splits and Combinations. If, while any portion this Note is outstanding, the Company effects a subdivision of the outstanding Common Stock (or other securities issuable on conversion hereof), the Conversion Price and Trigger Price then in effect shall be proportionately decreased in proportion to such increase of outstanding Common Stock, and conversely, if, while this Note is outstanding, the Company combines the outstanding Common Stock, the Conversion Price and Trigger Price then in effect shall be proportionately increased in proportion to such decrease in outstanding Common Stock. Any adjustment under this Section 9.1 shall become effective as of the record date for such event and if such subdivision or combination is not consummated the Exercise Price and the Trigger Price shall be readjusted accordingly. For purposes of this Section 9.1, a stock dividend shall be considered a stock split.

9.2	Adjustment for Reclassification, Exchange and Substitution. If the shares of Common Stock of the Company issuable upon exercise of this Note are changed into the same or a different number of shares of the same or any other class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 9.1 or a capital reorganization, merger or consolidation provided for in Section 9.3), or if all or any portion of the class of securities then purchasable by conversion of this Note are redeemed or cease to exist, then and in any such event Holder shall have the right thereafter, upon conversion of this Note, to receive in lieu of shares of Common Stock of the Company the kind and amount of stock and other securities or property receivable upon such reclassification or other change, in an amount equal to the amount that Holder would have been entitled to had this Note been converted to such extent prior to such event, and the Conversion Price shall be proportionally adjusted, all subject to further adjustment as set forth herein.

9.3	Adjustment for Capital Reorganization, Merger or Consolidation. In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another person or entity, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision will be made so that Holder will thereafter be entitled to receive upon conversion of this Note, during the period specified herein and at the Conversion Price then in effect, the number of shares of stock or other securities or property of the successor person or entity resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 9. The foregoing provisions of this Section 9.3 will similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other person or entity that are at the time receivable upon the conversion of this Note. If the per-share consideration payable to a holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration will be determined reasonably and in good faith by the audit committee of the Company’s Board of Directors. In all events, appropriate adjustment (as determined reasonably and in good faith by the audit committee of the Company’s Board of Directors) will be made in the application of the provisions of this Note with respect to the rights and interests of Holder after the transaction, to the end that the provisions of this Note will be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Note.

9.4	Adjustment for Dividends or Distributions of Stock or Other Securities or Property. In case the Company will make or issue, or will fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Common Stock (or any shares of stock or other securities at the time issuable upon conversion of this Note) payable in: (i) securities of the Company (other than a stock dividend for which adjustment is made pursuant to Section 9.1) or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, Holder on conversion hereof at any time after the consummation, effective date or record date of such dividend or other distribution, will receive, in addition to the shares of Common Stock (or such other stock or securities) issuable on such conversion prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had converted this Note on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by Section 9.

9.5	Determination of Adjustment. Any determination as to whether an adjustment is required to be made under Section 9 to (i) the Conversion Price or Trigger Price in effect hereunder or (ii) as to the amount of any such adjustment described in clause (i) of this Section 9.5, shall be binding upon Holder and the Company if made reasonably and in good faith by the audit committee of the Company’s Board of Directors.
10.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rules or principles that might refer to the governance or construction of this Note by the law of another jurisdiction. If any provisions of this Note shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Note and, to this end, the provisions of this Note are intended to be and shall be severable.

11.	Jurisdiction and Venue. ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE SHALL BE BROUGHT IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK. THE PARTIES TO THIS NOTE HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS NOTE BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SET FORTH IN THE PREAMBLE HERETO. BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

12.	Successors and Assigns. This Note shall be binding upon and insure to the benefit of the parties hereto and their successors and assigns. This Note may not be assigned by the Company without the prior written approval of Holder.

13.	Registration Rights. Each time that the Company shall propose the registration under the Securities Act any shares of Common Stock (or other securities into which this Note is then convertible) of the Company (other than pursuant to registration under Forms S-8 or S-4 or successor forms thereto), notice of such proposed registration stating the total number of shares proposed to be the subject of such registration shall be given to Holder. The Company will include and maintain the inclusion of such shares of Common Stock (or other securities into which this Note is then convertible) in any registration statement filed with the Securities and Exchange Commission with regard to such proposed registration the number of Conversion Shares underlying the Note specified in writing by Holder to it within 30 days after receipt of said notice. The Note itself will not be registerable. The piggyback registration rights provided in this Section 11 may be exercised by Holder from time to time in accordance with the provisions of this Section 11 with respect to any or all registrations under the Securities Act of Common Stock (or other securities into which this Note is then convertible) of the Company. All registration expenses in connection with the offering of securities of the Company pursuant to any registration statement filed pursuant to this Section 13, whether or not such registration statement becomes effective under the Securities Act, shall be borne by the Company, except that all underwriters’ discounts and commissions shall be borne by the seller of such securities.

14.	Limitation Due to Usury Laws. All agreements between the Company and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the principal amount of this Note has been paid in full, shall be refunded to the Company.
[REMAINDER INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

GENELINK, INC.

By:

Name:	Monte E. Taylor, Jr.
Its:	Chief Executive Officer

[NAME OF NOTE HOLDER]

By:
Name:
Its:

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